Exhibit 10.10

CONTRACT OF SALE

THIS CONTRACT OF SALE (this “Contract of Sale”) is made this 6th day of August, 2002, by and between HAVERTY FURNITURE COMPANIES, INC., a Maryland corporation, as seller (“Haverty”), and HAVERTACQ 11 LLC, a Delaware limited liability company, as purchaser (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Haverty is the owner of fee simple interests in the eleven parcels of Land and the Improvements thereon located and as more particularly described on Exhibit “A” attached hereto; and

WHEREAS, Haverty is the owner of the F&E;

WHEREAS, Haverty has agreed to sell and Purchaser has agreed to purchase each of the Projects upon the terms and conditions hereinafter set forth; and

WHEREAS, simultaneously with the Closing (as defined in Section 6.1), Purchaser has agreed to lease each of the Projects to Haverty, as tenant, and Haverty has agreed to lease the Projects from Purchaser, upon the terms and conditions described in the form of Lease attached hereto as Exhibit “C”;

WHEREAS, Haverty has agreed to indemnify Purchaser from and against any breach by Haverty of any of its covenants, representations or warranties under this Contract of Sale and from and against the other matters related to the transaction as provided herein and in the Lease.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of each party to the others contained herein, the parties hereto mutually covenant and agree as follows:

ARTICLE I

DEFINITIONS

The capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in Appendix A or the Lease for all purposes hereof; provided that in the event of a conflict between the terms of this Contract of Sale and the terms of the Lease, the terms and provisions of the Lease shall govern.

ARTICLE II

PURCHASE AND SALE; PURCHASE PRICE

Subject to the terms and conditions contained herein, Haverty agrees to sell each of the Projects to Purchaser and Purchaser agrees to purchase each of the Projects from Haverty at the respective purchase prices ("Purchase Price") for each Project as set forth on Schedule I attached hereto. The aggregate purchase price (“Aggregate Purchase Price”) for the Projects shall be an amount equal to [Forty-One Million Seven Hundred Eighty Nine Thousand Eight Hundred One and 00/100 Dollars ($41,789,801.00)].  The Aggregate Purchase Price shall be payable in cash by wire transfer to Escrowee (as defined in Section 6.2) at the Closing.

ARTICLE III

TITLE AND SURVEY

Section 3.01. Haverty has heretofore furnished to Purchaser commitments from the Title Company to issue to Purchaser or its designee at Closing extended coverage ALTA Owner’s Title Policies (the “Owner’s Title Policy”) in the amount of the Purchase Price for each Project, naming Purchaser as the proposed insured, which commitments obligate the Title Company to insure fee simple title to each of the Projects subject only to the Permitted Exceptions set forth in Exhibit “B” attached hereto (and in no event the standard exceptions which are capable of deletion), which commitments hereby are in form and substance reasonably acceptable to Purchaser. Haverty has also heretofore furnished to Purchaser commitments from the Title Company to provide to Lender ALTA Loan Policies (the “Mortgage Title Policy”) with coverage amounts for each Project equaling in the aggregate the amount of the loan to be obtained by Purchaser to acquire the Projects and otherwise shall be in form and substance reasonably acceptable to Lender.

Section 3.02. Haverty shall deliver to Purchaser the Surveys in form and substance satisfactory to Purchaser and to Lender (the “Surveys”).

Section 3.03. The property information and all other information, other than matters of public record or matters generally known to the public, furnished to, or obtained through inspection of the Projects by, Purchaser, its affiliates, lenders, employees, attorneys, accountants and other professionals or agents relating to the Projects, will be treated by Purchaser, its affiliates, lenders, employees, agents, and current and prospective investors as confidential, and Purchaser shall take commercially reasonable steps, except as required by law, not to disclose such information other than on a need-to-know basis and to Purchaser's consultants who agree to take commercially reasonable steps not to disclose such information, and will be returned to Haverty by Purchaser if the Closing does not occur. The confidentiality provisions of this Section 3.03 shall not apply to any disclosures made by Purchaser as required by law, by court order, or in connection with any subpoena served upon Purchaser; provided Purchaser shall provide Haverty with written notice before making any such disclosure.

ARTICLE IV

PURCHASER’S CONDITIONS PRECEDENT TO CLOSING

Purchaser’s obligation to consummate the transaction described in this Contract of Sale is subject to the satisfaction or written waiver of the following conditions:

Section 4.01. Purchaser shall have approved the commitment for the Owner’s Title Policy furnished by Haverty under Section 3.01 and the Title Company shall remain committed thereunder to issue to Purchaser the Owner’s Title Policy and the Mortgage Title Policy contemplated thereunder.

Section 4.02. Purchaser shall have approved the Surveys furnished by Haverty under Section 3.02.

Section 4.03. Haverty shall have delivered to Purchaser a Phase I environmental report addressed to Purchaser and, if as a result of such report, facts are revealed that would reasonably necessitate a Phase II environmental report, a Phase II environmental report addressed to Purchaser, each in form and substance reasonably satisfactory to Purchaser stating that the Project in question is in compliance with Environmental Laws and that no Hazardous Materials are present or have been Released or are threatened to be Released at, on, under, within or emanating to or from the Project in question.

Section 4.04. Purchaser shall have received an appraisal of each of the Projects addressed to Purchaser substantiating the fair market value of each of the Projects as equal to the allocated portion of the Purchase Price attributable thereto performed by Cushman & Wakefield and otherwise in form and substance acceptable to Purchaser in its sole discretion. Purchaser shall be satisfied that the Projects shall be in the condition described in such appraisals. The appraiser shall certify to Purchaser the remaining useful life of the Improvements.

Section 4.05. Purchaser shall have completed all other inquiries, investigations, review and other due diligence matters pertaining to the Projects, and Haverty as Purchaser elects and Purchaser shall have approved the results of the same in the sole discretion of Purchaser.  Each of the Projects shall be acceptable to Landlord and Lender in their sole discretion.

Section 4.06. On the Closing Date, Haverty shall not be in breach of any covenant or agreement to be performed by Haverty under this Contract of Sale or under the Other Operative Documents.

Section 4.07. Purchaser's credit committee shall have approved the transactions contemplated by this Contract of Sale, the Lease and the Operative Documents.

Section 4.08. No Material Adverse Change to any Project or any part of any thereof shall have occurred from the date of inspection by either Landlord or Lender.

Section 4.09. Haverty shall have delivered evidence satisfactory to Landlord and Lender to the effect that all insurance required by the Lease to be maintained with respect to the Premises is in full force and effect and all premiums with respect thereto have been paid in full.

Section 4.10. Haverty shall have executed and delivered the Lease in the form attached hereto as Exhibit “C”.

Section 4.11. All representations and warranties made by Haverty in this Contract of Sale and the other Operative Documents shall be true and correct as of the Closing Date.

Section 4.12. Lender shall have provided non-recourse first mortgage financing to Purchaser with respect to the Projects with a term of not less than 10 years, in an amount not less than 68% of the Aggregate Purchase Price, with an amortization schedule of not less than 25 years and otherwise upon terms and conditions acceptable to Purchaser.

Section 4.13. Purchaser shall have received a tax opinion from an independent counsel selected by Purchaser as to certain tax matters in form and substance satisfactory to Purchaser and its tax counsel.

Section 4.14. Purchaser shall have received the opinions from Haverty’s counsel as described in Section 10.1.

Section 4.15. There shall have occurred no Material Adverse Change since March 13, 2002.  Haverty's credit rating shall be at least NAIC 2.

Section 4.16. All Taxes, if any, due and payable on or before the Closing Date in connection with the sale contemplated hereunder or with the execution, delivery, recording and filing of any of the Operative Documents or any document or instrument contemplated thereby shall have been duly paid in full or funds therefor made available to Escrowee for the payment thereof.

Section 4.17. No change shall have occurred in Applicable Laws and Regulations or the interpretation thereof by any competent court of other Governmental Authority that would make it illegal for Purchaser to participate in the transaction or would result in a Material Adverse Effect.

Section 4.18. Haverty shall have paid the Excess Fees, if any; referred to in Section 11.02.

Section 4.19. Haverty shall have provided with respect to each Project request, for the benefit of Landlord and Lender, estoppel certificates in form and substance satisfactory to Landlord and Lender.

Section 4.20. Haverty shall have provided either (a) a zoning opinion, (b) a zoning letter from the city in which each Project is located, (c) a zoning endorsement to the Owner's Title Policy and the Mortgage Title Policy or (d) a statement from the surveyor upon the face of each Survey that confirms the zoning description, that such Project is in compliance with such zoning and that there are no outstanding zoning violations, in each case reasonably satisfactory to Landlord and Lender.

Section 4.21. No change shall have occurred in Applicable Law and Regulations or the interpretations thereof by any competent court or other Governmental Authority that would make it illegal for Purchaser to participate in the transaction or would result in a Material Adverse Effect.

ARTICLE V

HAVERTY'S CONDITIONS PRECEDENT TO CLOSING

Haverty's obligation to consummate the transaction described in this Contract of Sale is subject to the satisfaction or written waiver of the following conditions:

Section 5.01. Purchaser shall have executed the Lease in the form attached as Exhibit “C”.

Section 5.02. On the Closing Date, Purchaser shall not be in breach of any covenant or agreement to be performed by Purchaser under this Contract of Sale.

Section 5.03. All representations and warranties made by Purchaser in this Contract of Sale shall be true and correct as of the Closing Date.

Section 5.04. Haverty and Lender shall have executed a Subordination, Non-disturbance and Attornment Agreement in form and substance reasonably acceptable to Lender and Haverty.

Section 5.05.                                Purchaser shall have deposited or caused to be deposited the Aggregate Purchase Price with the Escrowee.

Section 5.06.                                No change shall have occurred in Applicable Law and Regulations or the interpretations thereof by any competent court or other Governmental Authority that would make it illegal for Haverty to participate in the transaction or would result in a Material Adverse Effect.

ARTICLE VI

CLOSING

Section 6.01. Provided all conditions precedent set forth in Articles 4 and 5 have been satisfied and/or waived, the consummation of the transaction contemplated hereunder (hereinafter referred to as “Closing”) shall take place at the offices of Purchaser's counsel in  New York, New York on the Closing Date or such other date and/or location mutually agreed-upon between Haverty and Purchaser.

Section 6.02. The Closing shall take place through an escrow with the Title Company, as escrowee (“Escrowee”), pursuant to a written escrow agreement among the attorneys for Purchaser and Haverty and Escrowee, containing terms and conditions consistent with the terms and conditions of this Contract of Sale (which shall in all events be controlling) and mutually satisfactory to Purchaser and Haverty.

ARTICLE VII

HAVERTY’S REPRESENTATIONS, WARRANTIES, AND COVENANTS

Section 7.01. Haverty represents and warrants to Purchaser as follows:

(a)  Due Organization.  Haverty is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and has the full corporate power and authority to conduct its business as now conducted, to own or hold under lease its property and to enter into, and perform its obligations under this Contract of Sale and each of the other Operative Documents to which it is a party, and Haverty is duly qualified as a foreign corporation to do business and is in good standing in the State of  Georgia and in every other jurisdiction in which each Project is located.

(b)  Due Authorization, Execution, Delivery.  The execution by Haverty of, the consummation by it of the transactions provided for in, and the compliance by it with all of the provisions of, each Operative Document to which it is party have been duly authorized by all necessary corporate action on its part and neither the execution and delivery thereof, nor the consummation of the transactions contemplated thereby, nor compliance by it with any of the terms and provisions thereof (i) requires any approval of its stockholders, or approval or consent of any trustee or holders of any of its indebtedness or obligations, except for such approvals and consents as have been duly obtained and are in full force and effect, (ii) contravenes any Applicable Laws and Regulations or Governmental Action applicable to or binding on it or any Project, which contravention would result in a Material Adverse Effect, (iii) contravenes or results in any breach of or constitutes any default under, or results in the creation of any Lien (other than Permitted Exceptions) upon any of its properties under any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement, corporate charter, by-laws or other agreement or instrument to which it is a party, by which it may be bound or affected or by which any Project may be affected, which contravention, breach or default would result in a Material Adverse Effect, or (iv) requires any Governmental Action, except for the filings and recordings necessary or advisable to perfect the rights of Purchaser and Lender intended to be created by the Operative Documents and any filings that are required in the ordinary course of business in connection with the ownership, use and operation of the Premises.

(c)  Enforceability.  Each of the Operative Documents to which Haverty is a party has been duly executed and delivered by Haverty. Assuming the due authorization, execution and delivery by the other parties to each Operative Document to which Haverty is a party, each such Operative Document is, respectively, a legal, valid and binding obligation of Haverty enforceable against Haverty in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d)  No Actions Pending.  There is no action, suit, proceeding or to the best of Haverty's knowledge, investigation at law or in equity by or before any court, governmental body, agency, commission or other tribunal now pending or, to Haverty’s Actual Knowledge, threatened against Haverty or affecting Haverty or any Project or naming Haverty as a party (i) which questions the validity or enforceability of this Contract of Sale, the Lease or any of the other Operative Documents to which Haverty is or is to become a party or (ii) that is reasonably likely, if adversely determined (individually or in the aggregate), to have a Material Adverse Effect. To Haverty’s Actual Knowledge, Haverty is not in default with respect to any order or other decree of any Governmental Authority, the default under which is reasonably likely to cause a Material Adverse Effect.

(e)  No Material Adverse Change.  Since the date of Haverty's most recent financial statement set forth on Form 10-Q there has been no Material Adverse Change in the financial condition of Haverty and its consolidated Subsidiaries, taken as a whole, except for such changes as have been disclosed in filings made by Haverty with the Securities and Exchange Commission or in press releases by Haverty. The credit rating of Haverty is at least the minimum standard set forth in Section 4.15.

(f)  Disclosure.  To Haverty’s Actual Knowledge (i) nothing disclosed in writing by Haverty to Purchaser or any agent of Purchaser contains any untrue statement of material fact or omits to state a material fact necessary to make the statements therein not misleading and (ii) there is no fact peculiar to Haverty or existing on or in any Project or relating to their compliance with Applicable Laws and Regulations of which Haverty has Actual Knowledge that Haverty has not disclosed in writing to Purchaser which would have a Material Adverse Effect.

(g)  No Defaults.  If the Operative Documents had been in effect immediately prior to the execution of this Agreement no default, or event or occurrence that but for the giving of notice or the passage of time would constitute a default, under any of the Operative Documents on the part of Haverty would have occurred and be continuing.

(h)  Bankruptcy.  Haverty has not filed a voluntary petition in bankruptcy or been adjudicated a bankrupt or insolvent, or filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any federal bankruptcy, insolvency, or other law relating to relief for debtors, or sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any part of its properties.  No court of competent jurisdiction has entered an order, judgment, or decree approving a petition filed against Haverty seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any federal bankruptcy act, and no other liquidator has been appointed for Haverty or of all or any part of its properties and no such action is pending. Haverty has not given notice to any governmental authority of insolvency or pending insolvency, or suspension or pending suspension of operations. Haverty is not insolvent and will not become insolvent by reason of the transactions contemplated by the Operative Documents.

(i)  Investment Company Act.  Neither Haverty nor any Guarantor is an “investment company” or an “affiliated person” of an “investment company” within the meaning of the Investment Company Act of 1940.

(j)  Title.  Haverty owns good, marketable and indefeasible fee simple title to each Project free and clear of all liens and encumbrances other than Permitted Exceptions.  Each Project is located upon a separate tax parcel.

(k)  Systems.  In all material respects, to Haverty's Actual Knowledge, the electrical, plumbing, heating, drainage, air conditioning, ventilation and other mechanical and electrical systems on and in the Improvements to each Project are (i) in good working order and repair, and (ii) are adequate in quality and quantity for the operation and maintenance of such Improvements in the manner required under the Lease and such Improvements are in compliance with all Applicable Laws and Regulations in all material respects.

(l)  Compliance with Applicable Laws and Regulations.  Haverty has received no notices, complaints or orders of violation or noncompliance of any nature whatsoever, or to Haverty’s Actual Knowledge, no notice of violation or noncompliance is threatened or contemplated by any Governmental Authority (as hereinafter defined) with respect to any Project or any part thereof other than in each case routine, minor or immaterial matters. Haverty has obtained all licenses, permits, franchises and other governmental authorizations material to the conduct of its business and the maintenance, operation and ownership of each Project; provided, however, that this paragraph (l) shall not apply to environmental matters, which is governed solely by paragraph (p) below.

(m)  Rights in Respect of the Projects.  Haverty is not a party to any contract or agreement to sell any interest in any Project or any part thereof other than pursuant to this Contract of Sale.

(n)  No Loss or Taking.  There is no action pending or, to Haverty’s Actual Knowledge, threatened by a Governmental Authority or other Person to initiate a Condemnation with respect to any Project or any part thereof.  There is no Casualty with respect to any Project.

(o)  Use of Proceeds.  None of the transactions contemplated by the Operative Documents will result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued pursuant thereto.

(p)  Environmental Matters.

(i)           Haverty complies and at all times has been in full compliance with, and each of the Projects complies and has at all times been in full compliance with, in all material respects, all Environmental Laws;

(ii)           Haverty and each of the Projects has obtained and is in compliance with, all permits, licenses, authorizations, registrations and other governmental consents (“Environmental Permits”) required by applicable Environmental Laws, and has made all appropriate filings for the issuance or renewal of such Environmental Permits;

(iii)           no written notices, complaints or claims of violation or non-compliance with Environmental Laws or potential liability under Environmental Laws or relating to environmental matters have been received by Haverty and, no federal, state or local environmental investigation or proceeding is pending or to Haverty's Actual Knowledge, threatened with regard to any Project or any use thereof or any alleged violation of Environmental Laws with regard to any Project;

(iv)           except as set forth in the Phase I environmental reports delivered to Purchaser, none of the Projects, or any portion thereof, has been used by Haverty or, to Haverty's Actual Knowledge, by any prior owner for the generation, manufacture, storage, handling, use, transfer, treatment, recycling, transportation, processing, production, refinement or disposal of any Hazardous Material;

(v)           except as set forth in the Phase I environmental reports delivered to Purchaser, no underground storage tanks or surface impoundments have been installed in any Project by Haverty or, to Haverty's Actual Knowledge, by any other person or entity, and there exists no Hazardous Material contamination at, on, under, or within any Project, whether originating on or off the applicable Project; and

(vi)           except as otherwise specifically set forth in the Phase I environmental reports delivered to Landlord in connection with its acquisition of the Projects, no Hazardous Materials (including, without limitation, asbestos) are present or have been Released or are threatened to be Released at, on, under, within or emanating to or from any of the Projects or any portion thereof.

(q)  Utility Services.  To Haverty's Actual Knowledge, each Project has connected all services of public facilities and other utilities sufficient and necessary for the use and operation of such Project for the current use made of such Project, including, without limitation, water, gas, electricity, sewer and telephone.

(r)  Use and Operation of the Projects.  All agreements, easements (including without limitation Permitted Exceptions) and other rights, public or private (including, without limitation, all Applicable Laws and Regulations), which are necessary to permit the lawful use and operation of each Project in the manner in which such use is currently made and which are necessary to permit the lawful intended use and operation of all presently existing utilities, driveways, roads and other means of egress and ingress to and from the same have been obtained and are in full force and effect and Haverty has not has received notice of any pending modification or cancellation of any of the same; the use of each Project does not in any material respect depend on any variance, special exception or other municipal approval, permit or consent that has not been obtained for its continuing legal use; and all required building and use related permits, approvals and consents have been issued and are in full force and effect.

(s)  Special Assessments.  There is no action pending or, to Haverty’s Actual Knowledge, threatened by a Governmental Authority or other Person to specially assess any Project for any public improvements constructed or to be constructed that is reasonably likely to have a Material Adverse Effect or an adverse effect on the value, utility or useful life of such Project.

(t)  Access; Egress.  Access to and egress from each Project are available and provided by public streets and authorized use of private roadways. To Haverty’s Actual Knowledge, there are no plans of any Governmental Authority to change the highway or road system in the vicinity of any Project, or to restrict or change access from any such highway or road to any Project, in either case, in any manner which would reasonably be expected to materially interfere with or prevent the use, occupancy or operation of such Project as contemplated by the Operative Documents.

(u)  Occupancy and Possession.  There are no leases or other occupancy agreements currently affecting any portion of any Project and Haverty or an Affiliate of Haverty is in sole occupancy and possession of the entirety of each Project.

(v)  Tax Exempt Use Property.  During the period from the commencement date of the Lease Term (as set forth in Schedule C to the Lease) through expiration or earlier termination of the Lease with respect to any Project, the Projects will not, as a result of any use or action by, or the status of Haverty, any sublessee, or any other user (other than the Purchaser) constitute "tax exempt use property" within the meaning of Section 168(h) of the Code.

(w)  Nonseverable Improvements  As of the commencement of the Lease Term, Haverty has no present intention to make any material nonseverable improvement to the Projects.

(x)  Accuracy of Information to Appraiser  All written information provided by Haverty to the Appraiser with respect to the Projects, and identified by the Appraiser as information it has relied on, will be accurate at the time provided and on the commencement date of the Lease Term (as set forth in Schedule C of the Lease), and Haverty did not withhold any information in connection with any request by the Appraiser for information that would render the information actually provided misleading.

(y)  No Deductions  During the Lease Term, Haverty will not claim to be the owner of the Projects or claim the MACRS Deductions, the Interest Deductions or Amortization Deductions or take any position on any income tax return that is inconsistent with the Purchaser's ownership of the Projects or with the reporting of Basic Rent in accordance with Schedule D of the Lease.

Section 7.02. The representations and warranties of Haverty contained in Section 7.01 shall be true as of the date hereof, shall be deemed remade by Haverty as of the Closing Date, shall survive the Closing Date without limitation and shall run in favor of, and benefit, Purchaser and its successors and assigns.

ARTICLE VIII

PURCHASER’S REPRESENTATIONS, WARRANTIES, AND COVENANTS

Section 8.01. Purchaser represents and warrants to Haverty as follows:

(a)  Due Organization.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the full limited liability company power and authority to conduct its business as now conducted, to own or hold under lease its property and to enter into, and perform its obligations under this Contract of Sale and each of the other Operative Documents to which it is a party, and it is duly qualified as a foreign corporation to do business and is in good standing in each other jurisdiction in which its failure to be so qualified would have a material adverse effect on any Project or the financial condition of Purchaser.

(b)  Due Authorization, Execution and Delivery.  The execution by Purchaser of, the consummation by it, of the transactions provided for in, and the compliance by it with all of the provisions of, each Operative Document to which it is party have been duly authorized by all necessary limited liability company action on its part and neither the execution and delivery thereof, nor the consummation of the transactions contemplated thereby, nor compliance by it with any of the terms and provisions thereof (i) requires any approval of its members, or approval or consent of any trustee or holders of any of its indebtedness or obligations, except for such approvals and consents as have been duly obtained and are in full force and effect, (ii) contravenes any Applicable Laws and Regulations or Governmental Action applicable to or binding on it or any Project, which contravention would result in a Material Adverse Effect, (iii) contravenes or results in any breach of or constitutes any default under, or results in the creation of any Lien (other than Permitted Exceptions) upon any of its properties under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement, limited liability company agreement or other agreement or instrument to which it is a party, by which it may be bound or affected or by which any Project may be affected, which contravention, breach or default would result in a material adverse effect on any Project or the financial condition of Purchaser, other than any Lien (such as that in favor of the Lender) contemplated by the Operative Documents or (iv) requires any Governmental Action, except for the filings and recordings necessary or advisable to perfect the rights of Purchaser and Lender intended to be created by the Operative Documents and any filings that are required in the ordinary course of business in connection with the ownership, use and operation of any Project.

(c)  Enforceability.  Each of the Operative Documents to which Purchaser is a party has been duly executed and delivered by Purchaser. Assuming the due authorization, execution and delivery by the other parties to each Operative Document to which Purchaser is a party, each such Operative Document is, respectively, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d)  No Actions Pending.  There is no action, suit, proceeding or investigation at law or in equity by or before any court, governmental body, agency, commission or other tribunal served on Purchaser or, to Purchaser’s Actual Knowledge, threatened against Purchaser or affecting Purchaser or naming Purchaser as a party (i) which questions the validity or enforceability of this Contract of Sale, the Lease or any of the Other Operative Documents to which Purchaser is or is to become a party or (ii) that is reasonably likely, if adversely determined (individually or in the aggregate), to have a material adverse effect on any Project or the financial condition of Purchaser. Purchaser is not in default with respect to any order of any Governmental Authority, the default under which is reasonably likely to cause a material adverse effect on any Project or the financial condition of Purchaser.

(e)  Bankruptcy.  Purchaser has not filed a voluntary petition in bankruptcy or been adjudicated a bankrupt or insolvent, or filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any federal bankruptcy, insolvency, or other law relating to relief for debtors, or sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any part of its properties.  No court of competent jurisdiction has entered an order, judgment, or decree approving a petition filed against Purchaser seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any federal bankruptcy act, and no other liquidator has been appointed for Purchaser or of all or any part of its properties and no such action is pending. Purchaser has not given notice to any governmental authority of insolvency or pending insolvency, or suspension or pending suspension of operations. Purchaser is not insolvent and will not become insolvent by reason of the transactions contemplated by the Operative Documents.

Section 8.02. The representations, warranties, indemnities, covenants and agreements of Purchaser contained in Section 8.1 shall be true as of the date hereof, shall be deemed remade by Purchaser as of the Closing Date, shall survive the Closing without limitation and shall run in favor of, and benefit, Haverty and its successors and assigns.

ARTICLE IX

DEFAULTS

Section 9.01. In the event of the breach by Purchaser of this Contract of Sale on the Closing Date, which breach is not cured within five (5) days from the date of Haverty’s written notice to Purchaser, Haverty, at its option, may: (a) terminate its obligations under this Contract of Sale by further written notice thereof to Purchaser; (b) specifically enforce the terms and provisions of this Contract of Sale against Purchaser; (c) avail itself of any other rights and remedies available to Haverty at law or in equity as a result of such failure by Purchaser; or (d) avail itself of any combination of the foregoing.

Section 9.02. In the event of the breach by Haverty of this Contract of Sale on the Closing Date, which failure is not cured within five (5) days from the date of Purchaser’s written notice to Haverty, Purchaser, at its option, may: (a) terminate its obligations under this Contract of Sale by further written notice thereof to Haverty; (b) specifically enforce the terms and provisions of this Contract of Sale against Haverty; (c) avail itself of any other rights and remedies available to Purchaser at law or in equity as a result of such failure by Haverty, including the right to record a lis pendens against any or all of the Projects; or (d) avail itself of any combination of the foregoing.

ARTICLE X

CLOSING DOCUMENTS

Section 10.01. At the Closing, Haverty shall execute and/or deliver, or cause to be executed and/or delivered to Purchaser and, where, applicable, the Title Company the following:

(a)  The Owner’s Title Policy and the Mortgage Title Policy in form and content required under Section 3.01; provided that the Owner's Title Policy and the Mortgage Title Policy may be delivered after Closing if that is customary in the locality, provided that Purchaser receives a "marked" title binder at Closing reasonably acceptable to Purchaser.

(b)  A duly executed and acknowledged Limited or Special Warranty Deed conveying fee simple title to the Land and Improvements with respect to each Project to Purchaser, subject only to the Permitted Exceptions.

(c)  A duly executed Bill of Sale conveying all of Haverty’s right, title and interest in the F&E with respect to each Project to Purchaser free and clear of all liens, security interests and adverse claims, subject only to the Permitted Exceptions.

(d)  Such other documents and instruments as are reasonably required to transfer Haverty’s interest in each Project to Purchaser.

(e)  Certified copies of resolutions by Haverty’s Board of Directors authorizing the execution of this Contract of Sale and consummation of the transactions described herein.

(f)   The Lease, and related short forms or memoranda of the Lease for recording purposes.

(g)  The Environmental Indemnity Agreement for the benefit of Landlord and Lender.

(h)  Certificates of occupancy with respect to each Project satisfactory to Landlord and Lender.

(i)  The opinion of Smith, Gambrell & Russell, LLP, substantially in the form of Exhibit “D-1” attached hereto.

(j)  Such other documents reasonably required by Lender and customary in transactions similar to the transaction contemplated by this Contract of Sale.

Section 10.02. At the Closing, Purchaser shall execute and/or deliver to Haverty the following:

(a)  The Aggregate Purchase Price in accordance with Article 2 hereof.

(b)  The Lease, and related short forms or memoranda of the Lease for recording purposes.

(c)  The opinion of Dewey Ballantine LLP, substantially in the form of Exhibit “E” attached hereto.

Section 10.03. At the Closing, Haverty and Purchaser shall jointly deliver: (a) an escrow agreement and (b) state, county and local transfer tax declarations, if any, and all such other instruments and documents requested by the Title Company customarily delivered in connection with the closing of the sale and purchase of similar properties.

ARTICLE XI

CLOSING ADJUSTMENTS

Section 11.01. There shall be no proration of real estate or personal property taxes at the Closing.

Section 11.02. The following costs shall be payable out of the Aggregate Purchase Price, assuming consummation of the transactions contemplated hereby: (a) all transfer taxes, lease taxes and all other costs associated with the transfer of title to the Projects, including title insurance premiums, survey costs and recording fees (including mortgage taxes), (b) appraisal fees, fees and expenses for third-party environmental reports (including search fees) and engineering inspections (collectively, "Capitalized Closing Costs").  Except as provided in the second succeeding  sentence, Purchaser shall pay the following, assuming consummation of the transactions contemplated hereby: (v) the fee of SunTrust Robinson Humphrey (w) Lender's origination fee, (x) the fees and expenses of counsel for Purchaser and Lender, respectively, (y) fees and expenses of local counsel engaged by Landlord on behalf of the transaction and (z) the fees of Purchaser's advisors.  To the extent the fees and expenses described in clauses (x) and (y) above equal less than $550,000 in the aggregate, the difference shall be applied to the payment of Capitalized Closing Costs.  To the extent the fees and expenses described in clauses (x) and (y) above exceed $650,000, Haverty shall pay such excess amounts (the "Excess Fees").  If the transactions contemplated hereby shall fail to be consummated for any reason other than Purchaser's failure to close after all conditions precedent have been satisfied, Haverty shall pay all transaction expenses described in this Section 11.02 and any others waived by or on behalf of Landlord or Lender, including but not limited to legal fees and expenses related to due diligence.

ARTICLE XII

INDEMNIFICATION

Section 12.01. (a) Haverty shall defend all actions against any of  (i) Landlord (ii) any owner, beneficial owner, trustee, partner, member, officer, director, shareholder or agent of Landlord, and of any of Landlord’s partners or members, and (iii) the holder of any indebtedness of Landlord secured by a mortgage, deed of trust or other security interest in the Premises, including without limitation, Lender, or any owner, beneficial owner, partner, member, officer, director, shareholder, or agent of any such holder, including without limitation, Lender, (iv) together with their respective successors and assigns  (herein, collectively, “Indemnified Parties”) with respect to, and shall pay, protect, indemnify and save harmless the Indemnified Parties from and against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature (SPECIFICALLY INCLUDING CLAIMS RESULTING FROM THE STRICT OR ABSOLUTE LIABILITY OF AN INDEMNIFIED PARTY OR FROM THE NEGLIGENCE OF AN INDEMNIFIED PARTY, but specifically excluding claims resulting from the gross negligence or willful misconduct of an Indemnified Party, subject to the provisions of Section 12.01(b) and excluding consequential or punitive damages assessed against Landlord as a result of the commission of an overt act by Landlord constituting gross negligence or willful misconduct, subject to the provisions of Section 12.01(b))) (a) to which any Indemnified Party is subject because of Landlord’s estate in any Project or the receipt of any Basic Rent or Additional Rent under the Lease or (b) arising from (i) any accident, injury to or death of any person or loss of or damage to property occurring in, on or about any Project or portion thereof or on the adjoining sidewalks, curbs, parking areas, streets or ways; (ii) any use, non-use or condition in, on or about, or ownership, possession, alteration, repair, operation, maintenance, leasing, subleasing or management of, any Project or any portion thereof or on the adjoining sidewalks, curbs, parking areas, streets or ways; (iii) the construction, design, purchase, acceptance, rejection, modification, substitution or condition of any Project, including without limitation claims or penalties arising from any violation of Legal Requirements, without regard to whether compliance therewith is required by the terms of the Lease or liability in tort (strict or otherwise), (iv) any failure on the part of Haverty to perform or comply with any of the terms, covenants or conditions of the Lease or any other instrument, contract, document or agreement to which Haverty is a party relating to the Premises or any Project (a “Related Document”); (v) any representation or warranty made herein, in any certificate delivered in connection herewith or in any other Related Document, or pursuant thereto, being false or misleading in any material respect as of the date that such representation or warranty was made; (vi) performance of any labor or services or the furnishing of any materials or other property in respect to any Project or any portion thereof, (vii) any Imposition, including without limitation, any Imposition attributable to the execution, delivery, filing or recording of any Related Document, the Lease or any memorandum thereof; (viii) any lien, encumbrance or claim arising on or against any Project or any portion thereof under any Legal Requirement or otherwise which Haverty is obligated to remove and discharge pursuant to the Lease or any liability asserted against the Indemnified Parties with respect thereto, (ix) the claims of any subtenants (of any tier), licensees or other persons claiming through or under Haverty of all or any portion of any Project or any other Person acting through or under Haverty or otherwise acting under or as a consequence of the Lease or any sublease (of any tier), (x) any act or omission of Haverty or its agents, contractors, employees, licensees, subtenants or invitees or of any of the Persons described in clause (ix), and (xi) any contest referred to in Section 2.6 of the Lease; provided, however, that Haverty shall not be required to indemnify an Indemnified Party under this Section 12.01 with respect to any liability arising with respect to a Project to the extent attributable to acts or events which occur after (and are not attributable to acts or events occurring or accruing prior to) the later of (A) the expiration or earlier termination of the Lease with respect to such Project and (B) the surrender of possession of such Project to the Landlord.

(b)           Under no circumstance shall Landlord or any Indemnified Party be deemed to have acted negligently, grossly negligently or willfully merely by Landlord’s or such Indemnified Party’s ownership of the Premises, and in no event shall any occurrence relating to any Project, whether negligent, grossly negligent or willful, be imputed to Landlord or any Indemnified Party by reason of Landlord’s or such Indemnified Party’s interest in such Project, it being understood that all obligations with respect to the Premises are the responsibility of Haverty under the Lease.  In order to have acted negligently, grossly negligently or willfully, Landlord or any Indemnified Party must have committed an affirmative act.

Nothing in this Section 12.01 shall be construed as a guaranty by Haverty of any residual value in any Project.

Section 12.02. Haverty agrees to indemnify, reimburse, defend, and hold harmless the Indemnified Parties for, from, and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, punitive and consequential damages, costs of any Remedial Work, reasonable attorneys’ fees, disbursements and expenses, and reasonable consultants’ fees, disbursements and expenses and administrative and similar costs of the Indemnified Parties, but excluding internal overhead), asserted against, resulting to, imposed on, or incurred by the Indemnified Parties, directly or indirectly, in connection with any of the following:

(a)           events, circumstances, or conditions which are alleged to, or do, (1) relate to the presence or Release or threatened Release on, at, under, within or emanating to or from any of the Projects or portion thereof of any Hazardous Substance, (2) form the basis of any violation or alleged violation, of, or liability or alleged liability under, any Environmental Law by Haverty (or any subtenants or assignees), Landlord or Lender (except for violations or liability arising from the gross negligence or willful misconduct of Landlord or Lender as qualified by Section 12.01(b) above) or with respect to any such Projects, or (3) constitute Environmental Violations;

(b)           any pollution, loss or damage to property or natural resources or threat to human health or safety or the health or safety of other living organisms, or the environment that is related in any way to Haverty’s (or any subtenants or assignees’) or any previous owner’s or operator’s management, use, control, ownership or operation of any Project, including, without limitation, all onsite and offsite activities involving Hazardous Substances, and whether occurring, existing or arising prior to or from and after the date hereof;

(c)           any Environmental Claim against any person or entity whose liability for such Environmental Claim Haverty or Landlord has or may have assumed or retained either contractually or by operation of law;

(d)           any Remedial Work required to be performed pursuant to any Environmental Law or the terms hereof; or

(e)           the breach of any environmental representation, warranty or covenant set forth in the Lease, (collectively, “Indemnified Environmental Losses”), INCLUDING IN EACH CASE, WITHOUT LIMITATION, WITH RESPECT TO EACH OF THE INDEMNIFIED PARTIES, AS THE CASE MAY BE, TO THE EXTENT SUCH INDEMNIFIED ENVIRONMENTAL LOSSES RESULT FROM THE STRICT OR ABSOLUTE LIABILITY OF SUCH INDEMNIFIED PARTY OR ITS NEGLIGENCE, EXCEPT IN EACH CASE, TO THE EXTENT THAT THEY RESULT SOLELY FROM THE INDEMNIFIED PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT (SUBJECT TO THE PROVISIONS OF SECTION 12.01(b))).

Section 12.03. The obligations of Haverty under this Article 12 shall survive the Closing and the expiration or earlier termination of the Lease.  No Indemnified Party shall be entitled to payment of any amount hereunder to the extent of any prior payment with respect to the same claim under any other indemnity from Haverty.

ARTICLE XIII

BROKER

Purchaser agrees to pay all commissions and fees due and payable to SunTrust Robinson Humphrey in connection with this transaction, but only if and when the transactions contemplated hereby are consummated.  Haverty agrees to and does hereby indemnify Purchaser from all loss, damage, cost, or expense (including reasonable attorneys’ fees) that Purchaser may suffer as a result of any claim or action brought by any broker or advisor, other than Sun Trust Robinson Humphrey or other than upon consummation of the transactions contemplated hereby, acting or allegedly acting on behalf of Haverty in connection with this transaction, and Purchaser agrees to and does hereby indemnify and hold Haverty harmless from all loss, damage, cost, or expense (including reasonable attorneys’ fees) that Haverty may suffer as a result of any claim or action brought by any broker or advisor, other than Sun Trust Robinson Humphrey, acting or allegedly acting on behalf of Purchaser in connection with this transaction.  Any compensation payable to U.S. Realty Advisors, LLC shall be the sole liability and obligation of Purchaser.

ARTICLE XIV

MISCELLANEOUS

Section 14.01. All notices to be given hereunder shall be in writing and sent by United States mail, by nationally recognized courier service or by hand and any such notice shall become effective when received, or if sent by nationally recognized courier for next day delivery, on the next day after delivery of such notice to such courier service, and shall be directed to the Address of such Person.  From time to time any party may designate a new Address for purposes of notice hereunder by notice to each other parties hereto.

Section 14.02. This Contract of Sale, the Exhibits attached hereto and the other Operative Documents embody the entire agreement among the parties in connection with this transaction and there are no oral or parole agreements, representations or inducements existing between the parties relating to this transaction which arc not expressly set forth herein and covered hereby.  This Contract of Sale may not be modified except by a written agreement signed by all of the parties.

Section 14.03. No written waiver by any party at any time of any breach of any provision of this Contract of Sale shall be deemed a waiver of a breach of any other provision herein, or a consent to any subsequent breach of the same or any other provision.  If any action by any party shall require the consent or approval of another party, such consent or approval of such action on any one occasion shall not be deemed a consent to or approval of such action on any subsequent occasion or a consent to or approval of any other action on the same or any subsequent occasion.

Section 14.04. The captions, paragraphs, numbers and article numbers appearing in this Contract of Sale are inserted only as a matter of convenience and do not define, limit, construe or describe the scope or intent of such paragraphs or articles of this Contract of Sale or in any way affect this Contract of Sale.

Section 14.05. All parties hereto agree that time is of the essence in this transaction and that this Contract of Sale may be executed in counterparts and shall be governed by and interpreted in accordance with the laws of the State of New York (without giving effect to the conflict of laws rules and principles of such state), and the United States of America.

Section 14.06. Purchaser and Haverty shall not and shall not permit any agent or broker to publicize the transaction contemplated by this Contract of Sale without the consent of the other party.  This Contract of Sale shall remain subject to any confidentiality agreement previously executed by and between the parties hereto or their Affiliates.

Section 14.07. Haverty at its own cost and expense, shall cause to promptly and duly take, execute, acknowledge and deliver all such further acts, documents and assurances as Purchaser reasonably may request from time to time in order to carry out more effectively the intent and purposes of this Contract of Sale and the other Operative Documents.

Section 14.08. In the event of any proceeding or litigation involving this Contract of Sale, (including any appeals or bankruptcy matter) the party prevailing in such proceeding or litigation shall be entitled to recover from the other party all attorneys’ fees and expenses and all costs incurred by the prevailing party in connection therewith, together with interest thereon from the date of such demand until paid at the Rate.

Section 14.09. The parties hereto hereby consent to an assignment by Purchaser to the Lender of the Purchaser’s rights under this Contract of Sale.

Section 14.10. The parties intend this agreement to constitute a sale and not a financing for all purposes.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Contract of Sale the day and year first above written.

HAVERTY:

Haverty Furniture Companies, Inc.,

a Maryland corporation

By:  /s/ Dennis Fink
Chief Financial Officer

PURCHASER:

HAVERTACQ 11 LLC,

a Delaware limited liability company

By: General Electric Capital Corporation

Its: Manager

By: /s/ Stephen Benko

Its: Authorized Signatory

EXHIBIT “A”
Page  of 1 of 10

Parcel 1:  Property located in Gwinnett County, Georgia

TRACT 1:
All that tract or parcel of land lying and being in Land Lot 232 of the Sixth Land District, Gwinnett County, Georgia, and being more particularly described as follows:

To find the True Point of Beginning, begin at the mitered intersection of the Southerly margin of the 100 ft. Right-of-Way for Satellite Blvd. with the Easterly margin of the 88 ft. Right-of-Way for Old Norcross Road; thence in an Easterly direction and along the Southerly margin of the 100 ft. R/W for Satellite Blvd. 374.97 feet along an arc of a curve to the right, said curve having a radius of 991.74 ft. and subtended by a chord bearing of South 89 degrees, 12 minutes, 04 seconds East, and a chord distance of 372.74 ft. to a ½” rebar found, said ½” rebar being THE TRUE POINT OF BEGINNING; thence along a curve to the right having a radius of 991.74 feet and an arc length of 28.59 feet, being subtended by a chord of South 77 degrees 32 minutes 37 seconds East for a distance of 28.59 feet to a ½” rebar set; thence South 00 degrees 45 minutes 45 seconds West for a distance of 285.38 feet to a ½” rebar set along the property line common with Gwinnett Place Mall; thence along a curve to the left having a radius of 382.07 feet and an arc length of 162.78 feet, being subtended by a chord of South 68 degrees 21 minutes 32 seconds West for a distance of 161.55 feet to a ½” rebar found; thence South 56 degrees 09 minutes 13 seconds West for a distance of 66.01 feet to a ½” rebar found; thence North 69 degrees 50 minutes 50 seconds West for a distance of 52.79 feet to a ½” rebar found on the Easterly margin of the 88 ft. R/W for Old Norcross Road; thence along a curve to the right having a radius of 1388.36 feet and an arc length of 97.32 feet, being subtended by a chord of North 33 degrees 12 minutes 59 seconds West for a distance of 97.30 feet to a ½” rebar found; thence North 56 degrees 09 minutes 13 seconds East for a distance of 95.97 feet to a ½” rebar found; thence along a curve to the right having a radius of 522.07 feet and an arc length of 219.16 feet, being subtended by a chord of North 68 degrees 10 minutes 47 seconds East for a distance of 217.55 feet to a ½” rebar found; thence North 00 degrees 45 minutes 45 seconds East for a distance of 153.98 feet to a ½” rebar found on the Southerly margin of the 100 ft. R/W for Satellite Blvd., said ½” rebar also being THE TRUE POINT OF BEGINNING.

TRACT 2:

ALL THAT TRACT OR PARCEL OF LAND lying and being in Land Lot 232 of the 6th District, Gwinnett County, Georgia, and being more particularly described as follows:

To find the TRUE POINT OF BEGINNING, begin at the point of intersection of the southerly right-of-way line of Satellite Boulevard (100 foot right-of-way) with the easterly right-of-way line of Old Norcross Road (88 foot right-of-way) if said right-of-way lines were extended to form a point (said point of intersection being located north 23 degrees 54 minutes 01 seconds west a distance of 50.00 feet from an iron pin found on the easterly right-of-way line of Old Norcross Road); run thence along the arc of a curve (said arc having a radius of 991.74 feet, and said arc being subtended by a chord bearing north 78 degrees 31 minutes 23 seconds east a distance of 49.99 feet) an arc distance of 50.00 feet to a one-half inch rebar found along the southerly right of way line of Satellite Boulevard and the TRUE POINT OF BEGINNING; from said TRUE POINT OF BEGINNING continue along said southerly right-of-way line of Satellite Boulevard along the arc of a curve (said arc having a radius of 991.74 feet, and said arc being subtended by a chord being south 89 degrees 12 minutes 04 seconds east a distance of 372.74 feet) an arc distance of 374.97 feet to an iron pin set; thence leaving said southerly right-of-way of Satellite Boulevard and running south 00 degrees 45 minutes 45 seconds west a distance of 153.98 feet to an iron pin set; run thence along the arc of a curve (said arc having a radius of 522.07 feet, and said arc being subtended by a chord bearing south 68 degrees 10 minutes 47 seconds west a distance of 217.55 feet) an arc distance of 219.16 feet to an iron pin set; thence south 56 degrees 09 minutes 13 seconds west a distance of 95.97 feet to an iron pin set along the easterly right-of-way line of Old Norcross Road; thence continuing along said easterly right-of-way line of Old Norcross Road along the arc of a curve (said arc having a radius of 1388.36 feet, and said arc being subtended by a chord bearing north 27 degrees 33 minutes 15 seconds west a distance of 176.96 feet) an arc distance of 177.08 feet to a one-half inch rebar found; thence continuing along said easterly right of way line of Old Norcross Road north 23 degrees 54 minutes 01 seconds west a distance of 88.52 feet to a one-half inch rebar found; run thence north 27 degrees 18 minutes 26 seconds east a distance of 62.64 feet along the mitered right-of-way line of Old Norcross Road to a one-half inch rebar found on the southerly right-of-way line of Satellite Boulevard, said one-half inch rebar being the TRUE POINT OF BEGINNING; all according to a Boundary Survey for Haverty Furniture Company, Inc. by Hayes, James & Associates, Billy Ray Cheek Georgia Registered Land Surveyor No. 1615, dated December 4, 1986, last revised January 6, 1987 containing 1.930 acres and being designated as Lot 1, Block “H”, Unit No. 10, Gwinnett Place Commercial Center according to said survey and as shown on plat recorded in Plat Book 38, page 279, Gwinnett County, Georgia records.

EXHIBIT “A”
Page  of 2 of 10

Parcel 2:  Property located in Fayette County, Georgia

ALL that tract or parcel of land lying and being in Land Lot 67 of the 5th District of Fayette County Georgia, in the City of Fayetteville and more particularly described as follows:

Beginning at a right-of-way monument on the northwesterly right-of-way of Georgia Highway No. 85 (170’ r/w) at the intersection of the northeasterly right-of-way of New Hope Road (80’ r/w);

EXHIBIT “A”
Page  of  3 of 10

THENCE, along a curve to the left having a radius of 3,612.90 feet and an arc length of 478.02 feet, being subtended by a chord of North 62 degrees 28 minutes 27 seconds West for a distance of 477.68 feet along the northeasterly right-of-way of New Hope Road to an iron pin found on the southeasterly right-of-way of New Hope Place (40’ r/w);

THENCE, North 26 degrees 10 minutes 11 seconds East for a distance of 586.46 feet along the southeasterly right-of-way of New Hope Place to an iron pin found;

THENCE, departing said r/w South 60 degrees 27 minutes 55 seconds East for a distance of 361.13 feet to an iron pin found;

THENCE, South 00 degrees 56 minutes 33 seconds West for a distance of 127.63 feet to an iron pin found;

THENCE, South 45 degrees 31 minutes 12 seconds East for a distance of 177.71 feet to an iron pin found on the Land Lot line common to Land Lots 167 and 168;

THENCE, South 01 degrees 25 minutes 40 seconds West for a distance of 35.11 feet along said Land Lot line to an iron pin found on the northwesterly right-of-way of Georgia Highway No. 85;

THENCE, South 44 degrees 05 minutes 31 seconds West for a distance of 392.45 feet along said right-of-way to a right-of-way monument and the POINT OF BEGINNING.

SAID PROPERTY CONTAINS 6.679 ACRES.

EXHIBIT “A”
Page  of  4 of 10

Parcel 3:  Property located in Sedgwick County, Kansas

Tract #1:

Lot 1, Block 1, C.C.R., 3rd Addition to Wichita, Sedgwick County, Kansas.

Tract #2:

A non-exclusive easement for parking for the benefit of Tract #1 as created by the Reciprocal Parking Easement Agreement filed on Film 1525, Page 1602 over those certain designated parking spaces shown on Exhibit “C” thereto located on Lot 2, Block 1, C.C.R. 3rd Addition to Wichita, Sedgwick County, Kansas.

EXHIBIT “A”
Page  of  5 of 10

Parcel 4:  Property located in Fayette County, Kentucky

Being all of Lot 1, as shown on the Amended Final Record Plant of Hamburg Place Mall, Unit 1, Parcel 1, of record in the Fayette County Clerk’s Office in Plat Cabinet K, Slide 739.

Being the same property conveyed to Haverty Furniture Companies, Inc., a Maryland corporation, by Deed dated December 10, 1998 and of record in Deed Book 2022, page 578 in the office aforesaid.

Parcel 5:  Property located in Beaufort County, South Carolina

TRACT I:
ALL THAT  certain piece, parcel or lot of land situate, lying and being in Bluffton Township, Beaufort County, and being shown as “Lot 2B/ 58,175 Sq. Ft./ 1.34 Acres”, on that certain plat entitled “A Subdivision Plat of/ Lot 2, 4.01 Acres/ A Portion of District 600, Map 41, Parcel 48, Buckingham Plantation Road” prepared by Matthew M. Crawford, S.C.R.L.S. No. 9756 of Conner and Associates, Inc., dated July 21, 1993, and recorded in the Office of the RMC for Beaufort County, South Carolina, in Plat Book 47 at Page 89 (the “Plat”);

TRACT II:

ALL that certain piece, parcel or lot of land situate, lying and being in Bluffton Township, Beaufort County, and being shown as “Lot 2C / 58,173 Square Feet / 1.33 Acre,” on that certain Plat entitled “A Subdivision Plat of Lot 2, 4.01 Acres / A Portion of District 600, Map 41, Parcel 48 / Buckingham Plantation Road,” prepared by Matthew M. Crawford, S.C.R.L.S. No. 9756 of Conner and Associates, Inc., dated July 21, 1993, and recorded in the Office of the Register of Mesne Conveyances for Beaufort County, South Carolina in Plat Book 47 at Page 89 (the “Plat”);

TOGETHER WITH those easement rights arising under that certain Agreement Regarding Easement by and between The Blount Co. Inc., of Hilton Head, A.A. Ulmer, Jr., C.A. Ulmer, Hugh M. Ulmer, Salt Marsh, Inc., May River Golf Club Associates, Gloria H. Conrad and George Hamilton Herring, Jr., dated June 1, 1993, filed for record September 21, 1993 at 9:49 a.m., recorded in Book 653, Page 78 in the Register of Deeds for Beaufort County, South Carolina.

EXHIBIT “A”
Page  of 6 of 10

ALSO TOGETHER WITH those easement rights arising under that certain Roadway Easement by and between Gloria H. Conrad, George Hamilton Herring, Jr. and Cecil Curtis Hart, Jr., dated September 30, 1992, filed for record October 2, 1992 at 10:51 a.m., recorded in Book 608, Page 1902, aforesaid Records.

ALSO TOGETHER WITH those easement rights as reserved in that certain Limited Warranty Deed from Gloria H. Conrad and George Hamilton Herring, Jr. to The Blount Co., Inc. of Hilton Head, dated April 11, 1986, filed for record May 9, 1986 at 9:17 a.m., recorded in Book 448, Page 84, aforesaid Records.

    Tract I being the same property conveyed to Grantor by Gloria H. Conrad and George Hamilton Herring, Jr., by Deed dated November 8, 1994, and recorded in the Office of the RMC for Beaufort County, South Carolina, in Deed Book 742, Page 1764.

Tract II being the same property conveyed to Grantor by Gloria H. Conrad and George Hamilton Herring, Jr., by Deed dated September 16, 1993, and recorded in the Office of the RMC for Beaufort County, South Carolina, in Deed Book 653, Page 202, and Corrective Deed dated November 8, 1994, recorded in Deed Book 749, Page 2033, aforesaid records.

Tract I – TMS No. 600-041-000-0181.

Tract II – TMS No. 600-041-000-0182.

Parcel 6:  Property located in Amarillo, Randall County, Texas

Being Lot 19, in Block 27, of Puckett West Unit #10, an Addition to THE CITY OF AMARILLO, RANDALL COUNTY, TEXAS, according to the Map thereof recorded in Volume 722, Page 463 of the Deed Records of Randall County, Texas.

Parcel 7:  Property located in Austin, Williamson County, Texas

Being Lot 6, Block A, RESUBDIVISION OF LOT 1 LAKELINE MALL SUBDIVISION, a subdivision in Williamson County, Texas, according to the map or plat thereof, recorded in Cabinet M, Slide(s) 397-400 and Cabinet N, Slide(s) 1-4 of the Plat Records of Williamson County, Texas.

EXHIBIT “A”
Page  of 7 of 10

Parcel 8:  Property located in Tyler, Smith County, Texas

All that certain lot, tract or parcel of land situated in Smith County, Texas, being 3/8738 acres of land, part of the Robert Fletcher Survey, A-359, and being Lot 4-B, N.C.B. 1292, HAVERTY ADDITION, City of Tyler, according to corrected final plat thereof recorded in Cabinet C, Slide 118-B, of the Plat Records of Smith County, Texas.

TOGETHER WITH easement and right-of-way contained in that certain Easement Agreement from Kevin P. Eltife, to Haverty Furniture Companies, Inc., dated September 9, 1994, recorded in Volume 3617, Page 794, Land Records of Smith County, Texas, over and  across the following described lands

All that certain lot, tract, or parcel of land, located in the Robert Fletcher Survey, Abstract No. 359, Smith County, Texas, part of New City Block 1292 of the City of Tyler, part of that certain called 4.8596 acre tract conveyed to Resolution Trust Corporation by Vesta Investments, Inc. on August 6, 1991 by a deed recorded in Volume 3144, Page 757, of the Deed Records of Smith County, Texas, and being a 25.00 foot Access Easement more completely described as follows:

BEGINNING at a point for corner in the east line of the above mentioned 4.8596 acre tract and in the west line of the Old Bullard Road, from which point a ½” iron rod found at the southeast corner of said tract bears:  S 03 degrees 26 minutes 55 seconds W – 76.03 feet.

THENCE S 89 degrees 27 minutes 14 seconds W, a distance of 427.49 feet to a point for corner.

THENCE N 00 degrees 32 minutes 46 seconds W, a distance of 25.00 feet to a ½” iron rod set for corner.

THENCE N 89 degrees 27 minutes 14 seconds E, a distance of 429.24 feet to an ‘X’ marked in concrete pavement for corner in the east line of said 4.8596 acre tract and the west line of Old Bullard Road.

THENCE S 03 degrees 26 minutes 55 seconds W, with the east line of said 4.8596 acre tract and the west line of Old Bullard Road, a distance of 25.06 feet to the place of beginning, containing 0.2458 of an acre of land, more or less.

Parcel 9:  Property located in Midlothian, Chesterfield County, Virginia

EXHIBIT “A”
Page  of 8 of 10

TRACT ONE:
All that certain lot or parcel of land, with all improvements thereon and appurtenances thereto belonging, lying and being in Midlothian District, Chesterfield County, Virginia, more particularly described as follows:

BEGINNING at a rod situated on the southern line of Midlothian Turnpike (U.S. Route 60) at the westerly terminus of the curve located at the intersection of said line of Midlothian Turnpike and the western line of Branchway Road (Route 645) as shown on the below mentioned plat; thence running toward Branchway Road and following the arc of the said curve, having a radius of 20 feet, a distance of 28.43 feet to a rod marking the southerly terminus of the said curve on the westerly line of Branchway Road; thence along the said line of Branchway Road S 9°33’45” E 274.09 feet to a rod; thence S 80°14’15” W 305.00 feet to a rod; thence N 2°05’45” W 332.01 feet to a rod on the aforesaid southerly line of Midlothian Turnpike; and thence running along the said line of Midlothian Turnpike as it curves to the left following the arc of a circle having a radius of 11,575.0 feet, a distance of 144.70 feet to a rod; and thence continuing along the line of the said Turnpike N 88°56’45” E 102.53 feet to the rod at the point of beginning, the said property containing 2.027± acres and being more particularly shown on a plat thereof made by J.K. Timmons & Associates, Inc., Consulting Engineers, dated January 31, 1979, revised April 3, 1979, a copy of which is recorded in Plat Book 33, pages 62 and 63.

LESS AND EXCEPT 0.006 acre, more or less, land conveyed to Commonwealth Transportation Commissioner of Virginia, by Certificate of Deposit recorded January 29, 1987, in Deed Book 1831, page 1984.

IT BEING the same property conveyed to Haverty Furniture Companies, Inc., a Maryland corporation by deed of American Real Estate Holdings Limited Partnership, a Delaware limited partnership, dated February 26, 1999 and recorded in the Clerk’s Office of the Circuit Court of Chesterfield County, Virginia in Deed Book 3544 at page 791.

TRACT TWO:

All that certain lot, piece or parcel of land containing 0.142 acre, designated as Parcel C on plat of survey made by Timmons, dated February 23, 2000, revised March 6, 2000 and May 3, 2000, entitled “PLS SHOWING: THREE PARCELS OF LAND TOTALING 4.176 ACRES SITUATED AT THE SOUTHWEST QUADRANT OF THE INTERSECTION OF MIDLOTHIAN TURNPIKE AND BRANCHWAY ROAD, MIDLOTHIAN DISTRICT, CHESTERFIELD COUNTY, VIRGINIA”, a copy of which is recorded in the Clerk’s Office of the Circuit Court of Chesterfield County, Virginia in Plat Book 111 at page 20.

EXHIBIT “A”
Page  of 9 of 10

IT BEING the same property conveyed to Haverty Furniture Companies, Inc., a Maryland corporation by deed of MSO, Inc., a Virginia corporation, dated May 15, 2000 and recorded in the aforesaid Clerk’s Office in Deed Book 3832 at page 334; as corrected in Deed Book 3979 at page 72.

Parcel 10:  Property located in Newport News, Virginia

ALL THAT certain lot, piece or parcel of land, with the buildings and improvements thereon, lying, situate and being in the City of Newport News, Virginia, and being known, numbered and designated as Lot 2B-1 on that certain plat entitled “RESUBDIVISION OF PARCEL 2B UNICO SUBDIVISION, PART OF PARCEL B, UNION INVESTMENT COMPANY, NEWPORT NEWS, VIRGINIA”, which said plat is duly recorded in the Clerk’s Office of the Circuit Court of the City of Newport News, Virginia on March 24, 1995, in Deed Book 1394 at page 1768, made by John W. Lawson, Certified Land Surveyor (hereinafter referred to as the “Lawson Plat”), and which said parcel of land is more particularly described as follows:

BEGINNING at a point on the westerly right-of-way line of Jefferson Avenue at the southeastern property corner of Ryan’s Family Steak House, Inc. (said property of Ryan’s Family Steak House, Inc. is more particularly described in that certain Deed dated July 15, 1987, recorded at Deed Book 1153 at page 619, aforesaid records, and is hereinafter referred to as the “Ryan’s Property”; thence South 26°16’ East along the westerly right-of-way line of Jefferson Avenue a distance of 243.00 feet to a point; thence South 63°44’ West a distance of 500.00 feet to a point; thence North 26°16’ West a distance of 243.00 feet to a point; thence North 63°44’ East along the southerly boundary of said Ryan’s Property a distance of 500.00 feet to the Point of Beginning; containing 121,500 square feet or 2.789 acres, as shown on the Lawson Plat.

TOGETHER WITH an easement for access over part of said Ryan’s Property, as described in that certain Deed of Easement dated February 22, 1995, from Ryan’s Family Steak House, Inc. to Union Investment Company recorded in Deed Book 1395 at page 68.

Together with and subject to the easements which benefit and burden the Premises, as shown on the Lawson Plat, including, without limitation, the following:

a)	A drainage easement, the center line of which is the northerly boundary line of the above-described Premises (this being an existing easement shown on the plat recorded in Deed Book 1150, page 1471);

b)	An additional drainage and utility easement, 15.0 feet in width, the northerly boundary line of which is the northerly boundary line of the above-described premises;

c)
A sanitary sewer easement 15.0 feet in width, the center line of which funs parallel to the westerly boundary line of the above-described Premises and is located 100.0 feet east of said westerly boundary line, which easement extends in a southerly and then easterly direction from the above-described premises;

EXHIBIT “A”
Page  of 10 of 10

d)	An access easement 25.0 feet in width running along and west of the westerly boundary line of the above-described Premises and extending in a southerly direction to the point of connection with the future extension of Middleground Boulevard;

e)	An easement for ingress, egress and utilities, 24.0 feet in width, the center line of which is the southerly boundary line of the above-described premises;

f)
An ingress and egress easement 50.0 feet in width, running along, contiguous with, and west of the westerly right-of-way line of Jefferson Avenue and extending in a southerly direction to the point of connection with the future extension of Middleground Boulevard.

It being the same property conveyed to HAVERTY FURNITURE COMPANIES, INC., a Maryland Corporation by deed form Union Investment Company of Newport News, Virginia, dated March 27, 1995 and recorded March 28, 1995 in Deed Book 1395 at page 71.

Parcel 11:  Property located in Virginia Beach, Virginia

All that certain lot, piece or parcel of land situate, lying and being in the City of Virginia Beach, Virginia, containing 3.152 acres and described as follows:

BEGINNING at the southwest corner of the intersection of Virginia Beach Boulevard and Witchduck Road formerly Bay Shore Road where the western limits of Witchduck Road extended northward intersect the southern limits of Virginia Beach Boulevard extended eastward; thence northwesterly along the southern limits of Virginia Beach Boulevard extended 870.96 feet to an iron pin and the TRUE POINT OF BEGINNING; thence S 32°00’29” W a distance of 303.01 feet to a  drill hole in curb; thence N 69°22’46” W a distance of 407.93 feet to an iron pin; thence N 32°00’00” E a distance of 383.50 feet to an iron pin; thence along the southern limits of Virginia Beach Boulevard S 58°00’00” E a distance of 399.97 feet to the Point of Beginning.

TOGETHER WITH rights to use reciprocal easement for parking as set out in Deed Book 4200, Page 1730, in the Clerk’s Office of the Circuit Court of the City of Virginia Beach.

EXHIBIT “B”
Permitted Title Exceptions
Page  of 1 of 17

As to Parcel 1:   Property located in Gwinnett County, Georgia

1.	All taxes for the year 2002, which are liens not yet due or payable, and subsequent years.

2.
Declaration and Agreement of Covenants by and between Partridge Greene, Inc., a Georgia corporation wholly owned by D. Scott Hudgens, Jr. and CF-H Gwinnett Associates, a Georgia limited partnership, dated December 23, 1982, filed for record December 29, 1982 at 11:46 a.m., recorded in Deed Book 2485, Page 1, Records of Gwinnett County, Georgia.

3.
Grant of Easement from Partridge Green, Inc. to CF-H Gwinnett Associates, dated March 31, 1982, filed for record March 31, 1982 at 3:43 p.m., recorded in Deed Book 2357, Page 251, aforesaid Records; as corrected and restated by that certain Corrected and Restated Grant of Easement from Partridge Greene, Inc. to CF-H Gwinnett Associates, dated March 31, 1982, filed for record December 14, 1982 at 11:42 a.m., recorded in Deed Book 2478, Page 422, aforesaid Records; as amended by that certain First Amendment to Corrected and Restated Grant of Easement, dated March 31, 1982, filed for record December 29, 1982 at 11:47 a.m., recorded in Deed Book 2485, Page 332, aforesaid Records.

4.
Restrictions as contained in that certain Warranty Deed from Gwinnett Prado, L.P., a Georgia limited partnership to Haverty Furniture Companies, Inc., a Maryland corporation, dated July 19, 1994, filed for record July 20, 1994 at 9:24 a.m., recorded in Deed Book 10516, Page 130, aforesaid Records.

5.
Right-of-Way Easement from Haverty Furniture Companies, Inc. to Jackson Electric Membership Corporation, a corporation, dated June 10, 1987, filed for record June 13, 1987 at 9:00 a.m., recorded in Deed Book 4384, Page 163, aforesaid Records.

6.
Right-of-Way Easement Underground Service from Haverty Furniture Companies, Inc. to Jackson Electric Membership Corporation, a Georgia corporation, dated June 10, 1987, filed for record June 23, 1987 at 9:00 a.m., recorded in Deed Book 4384, Page 164, aforesaid Records.

7.
Those matters as disclosed by that certain survey entitled “ALTA/ACSM Land Title Survey for Greenwich Capital Financial Products, Inc., Havacq 11, LLC [sic], Fidelity National Title Insurance Company of New York, Chicago Title Insurance Company, Haverty Furniture Companies, Inc.”, prepared by Development Consultants Group, bearing the seal and certification of Donald G. Holland, Georgia Registered Land Surveyor No. 2637, dated May 8, 2002, last revised June 12, 2002, as follows:

EXHIBIT “B”
Permitted Title Exceptions
Page  of 2 of 17

(1)	Ten (10’) foot drainage easement located in the easterly portion and crossing the easterly and southeasterly boundary lines of subject property;

(2)	Eight (8”) inch sanitary sewer line crossing the easterly, southeasterly and southerly boundary lines of subject property;

(3)	Fifty (50’) foot building lines along the Rights-of-Way of Satellite Boulevard and Old Norcross Road;

(4)	Fifteen (15’) foot building line along the easterly boundary line of subject property; and

(5)	Ten (10’) foot building line along the southeasterly boundary line of subject property.

As to Parcel 2: Property located in Fayette County, Georgia

1.	All taxes for the year 2002 and subsequent years.

2.
Drainage rights as contained in that certain Right-of-Way Deed from B.B. Gilbert to the State Highway Department of Georgia, dated August 18, 1955, recorded October 4, 1955, recorded in Deed Book 38, Page 309, Records of Fayette County, Georgia.  (Georgia Highway No. 85)

3.
Drainage rights as contained in that certain Right-of-Way Deed from Mrs. Cecila R. Sparks and B.B. Gilbert to Fayette County, a political subdivision of the State of Georgia, dated October 14, 1957, recorded October 17, 1957, recorded in Deed Book 41, Page 176, aforesaid Records.  (New Hope Road)

4.
Sewer Easement from Fayetteville Presbyterian Church to the City of Fayetteville, a legal corporation of the State of Georgia, dated January 27, 1995, filed for record August 9, 1995 at 3:58 p.m., recorded in Deed Book 1001, Page 458, aforesaid Records.

5.
Water Pipeline Easement from Fayetteville Presbyterian Church to David R. Black, dated February 12, 1995, filed for record February 13, 1995 at 10:04 a.m., recorded in Deed Book 967, Page 541, aforesaid Records.

6.	Easement from Roberds, Inc. to Georgia Power Company, dated September 27, 1995, filed for record October 26, 1995 at 11:58 a.m., recorded in Deed Book 1019, Page 751, aforesaid Records.

EXHIBIT “B”
Permitted Title Exceptions
Page  of 3 of 17

7.
Those matters as disclosed by that certain survey entitled “ALTA/ACSM Land Title Survey for; Haverty Furniture Companies, Inc. and Chicago Title Insurance Company”, prepared by M.V. Ingram Enterprises, Inc., bearing the seal and certification of Matthew V. Ingram, Georgia Registered Land Surveyor No. 2288, dated September 25, 1995, last revised July 8, 2002, as follows:

(6)	Power lines crossing the northerly and easterly most boundary lines of subject property;

(7)	Sixty (60’) foot building line along the Right of Way of Georgia Highway 85;

(8)	Forty (40’) foot building line along the Right of Way of New Hope Road;

(9)	Sixty-two (62’) foot building line and fifty (50’) foot buffer along the Right of Way of New Hope Place; and

(10)	Fifteen (15’) foot building line and fifty (50’) foot buffer along the northerly and northeasterly boundary lines of subject property.

As to Parcel 3:  Property located in Sedgwick county, Kansas

1.	Taxes and assessments subsequent to the year 2002, not yet due and payable.

2.	Building setback lines, easement, and access controls established by and shown on the recorded plat of C.C.R. 3rd Addition.

3.
Building setback lines established on the recorded plat of C.C.R. 3rd Addition by the unrecorded Community Unit Plan.  DP-215 Amendment Number One, on file at the Wichita-Sedgwick County Metropolitan Area Planning Department.

4.	Terms and provisions of the Easement Encroachment Agreement filed on Film 787, Page 1198, regarding drainage system which contains provisions for assessments.

5.
Terms and provisions of the Easement Agreement filed on Film 761, Page 1539; and Amendment Easement Agreement filed on Film 1515, Page 870; Partial Release of Easement Agreement filed on Film 1525, Page 1590.

6.	Terms and provisions of the Easement Agreement filed on Film 1515, Page 880 and the Amended and Restated Easement Agreement filed on Film 1525, Page 1612 which contain provisions for assessments.

EXHIBIT “B”
Permitted Title Exceptions
Page  of 4 of 17

7.	Terms and provisions of the Reciprocal Parking Easement Agreement filed on Film 1525, Page 1602.

8.	Avigational easement for navigable airspace as established by instrument filed on Film 669, Page 208; Film 783, Page 880; Film 1496, Page 1919; and Film 1524, Page 1935.

9.	Covenants and restrictions contained on Film 669, Page 236; Film 783, Page 881; Film 1496, Page 1918; Film 1515, Page 867; and Film 1524, Page 1933.

10.
Rights, if any, claimed by the owner of the premises adjoining the land on the south to that part of the land lying south of the fence line located near the south line of the land as shown by the survey of Baughman Company, P.A., dated May 10, 2002, last revised June 19, 2002.

11.	The following matters disclosed by the survey of Baughman Company, P.A., dated May 10, 2002, last revised June 25, 2002:

(A)	Fence is located north of the most southerly line of the premises in question.
(B)	Building is located over a 40 foot Drainage pursuant to the Agreement filed on Film 787, Page 1198.

As to Parcel 4: Property located in Fayette County, Kentucky

1.	2002 county taxes, and subsequent years, a lien not yet due and payable.

2.	Reciprocal Construction, Operation and Easement Agreement dated June 29, 1995 and of record in Deed Book 1794, Page 1 in the Office of the Fayette County Court Clerk.

3.	Agreement Regarding Easements and Restrictions dated December 10, 1998 and of record in Deed Book 2022, Page 588 in the office aforesaid.

4.	Certificate of Assumed Name of Haverty Furniture Companies, Inc. of record in Book 219, Page 353 in the office aforesaid.

5.
Conditions, easements, and restrictions on Plats of Record in Plat Cabinet J, Slide 677 and Plat Cabinet K, Slide 334, and Amended Final Record Plat of Hamburg Place Mall Unit 1, Parcel 1 of record in Plat Cabinet K, Slide 739 in the office aforesaid.

EXHIBIT “B”
Permitted Title Exceptions
Page  of 5 of 17

6.	Land Use Restrictions of record in the Land Use Restrictions Book 4, Page 686, and Land Use Restriction Book 8, Page 128, in the office aforesaid.

7.	Subject to 25’ building line along property boundary parallel with Sir Barton Way, per plat of record in Plat Cabinet K, Slide 334.

8.	Those matters as set forth on the survey of Sam Bailey, P.L.S., #2434, dated June 13, 2002, as follows:

(A)	Curbing of the parking area encroaches into the 5 foot Landscaping Easement.
(B)	The Concrete sidewalk along this line encroaches onto subject property.
(C)	Apparent utility easement for 12” water line between the sidewalk and curb and a 6” gas line within the right of way of Sir Barton Way.

As to Parcel 5: Property located in Beaufort County, South Carolina

1.	All general or special taxes and assessments, including Public Service District assessments, if any, for Beaufort County, South Carolina for the year 2002 and subsequent years.

2.
Easement from Haverty’s Furniture Store to Palmetto Electric Cooperative, Inc., dated August 8, 1994, filed for record November 10, 1994 at 12:41 p.m., recorded in Book 742, Page 822 in the Register of Deeds for Beaufort County, South Carolina.

3.	Easement from Haverty’s Furniture Store to Palmetto Electric Cooperative, Inc., dated March 25, 1994, filed for record April 19, 1995 at 12:39 p.m., recorded in Book 772, Page 2165, aforesaid Records.

4.
Telephone and CATV Utility Easement by and between Haverty Furniture Companies, Inc., a Maryland corporation, Hargray CATV Company, Inc., a South Carolina corporation and Bluffton Telephone Company, Inc., a South Carolina corporation, dated July 1, 1994, filed for record August 30, 1994 at 8:50 a.m., recorded in Book 727, Page 1341, aforesaid Records.

5.
Telephone and CATV Utility Easement by and between Gloria H. Conrad, George H. Herring, Jr., Hargray CATV Company, Inc., a South Carolina corporation and Bluffton Telephone Company, Inc., a South Carolina corporation, dated May 5, 1994, filed for record July 27, 1994 at 8:52 a.m., recorded in Book 720, Page 2364, aforesaid Records.

EXHIBIT “B”
Permitted Title Exceptions
Page  of 6 of 17

6.
Easement Regarding Turn Lane Rights by and between Gloria H. Conrad, George H. Herring, Jr., A.A. Ulmer, Jr., C.A. Ulmer, Hugh M. Ulmer, The Blount Co., Inc. of Hilton Head, Salt Marsh, Inc. and May River Golf Club Associates, a South Carolina general partnership, dated September 16, 1993, filed for record September 21, 1993 at 9:49 a.m., recorded in Book 653, Page 97, aforesaid Records.

7.
Roadway Easement by and between Gloria H. Conrad, George Hamilton Herring, Jr. and Barry W. Connor, dated May 20, 1993, filed for record September 21, 1993 at 9:49 a.m., recorded in Book 653, Page 90, aforesaid Records.

8.
Agreement Regarding Easement by and between The Blount Co. Inc., of Hilton Head, A.A. Ulmer, Jr., C.A. Ulmer, Hugh M. Ulmer, Salt Marsh, Inc., May River Golf Club Associates, Gloria H. Conrad and George Hamilton Herring, Jr., dated June 1, 1993, filed for record September 21, 1993 at 9:49 a.m., recorded in Book 653, Page 78, aforesaid Records.

9.
Agreement Concerning Utility and Drainage Easement Area by and between Gloria H. Conrad, George Hamilton Herring, Jr. and Cecil Curtis Hart, Jr., dated September 30, 1992, filed for record October 2, 1992 at 10:51 a.m., recorded in Book 608, Page 1909, aforesaid Records.

10.
Roadway Easement by and between Gloria H. Conrad, George Hamilton Herring, Jr. and Cecil Curtis Hart, Jr., dated September 30, 1992, filed for record October 2, 1992 at 10:51 a.m., recorded in Book 608, Page 1902, aforesaid Records.

11.
Agreement Regarding Easements and Restrictions by and between A.A. Ulmer, Jr., C.A. Ulmer, Hugh M. Ulmer, Salt Marsh Farm, Inc., a South Carolina corporation and May River Golf Club Associates, a South Carolina general partnership, dated January 30, 1991, filed for record February 14, 1991 at 9:43 a.m., recorded in Book 570, Page 1016, aforesaid Records.

12.
Easement from Gloria H. Conrad and George H. Herring, Jr. to Palmetto Electric Cooperative, Inc., dated December 31, 1986, filed for record February 5, 1987 at 9:25 a.m., recorded in Book 470, Page 733, aforesaid Records.

13.
Grant of Easement from Alan A. Ulmer, Jr., C.A. Ulmer, Hugh M. Ulmer and H.D. Ulmer to Salt Marsh Farms, Inc., a South Carolina corporation, dated October 20, 1986, filed for record November 6, 1986 at 1:27 p.m., recorded in Book 462, Page 2019, aforesaid Records.

EXHIBIT “B”
Permitted Title Exceptions
Page  of 7 of 17

14.
Grant of Easement from The Blount Co., Inc. of Hilton Head to Alan A. Ulmer, Jr., C.A. Ulmer, Hugh M. Ulmer and H.D. Ulmer, dated October 20, 1986, filed for record November 6, 1986 at 1:27 p.m., recorded in Book 462, Page 2016, aforesaid Records.

15.
Easement from C.E. Ulmer, Jr. to Hugh D. Ulmer, Alan A. Ulmer, Jr., Charles A. Ulmer and Hugh M. Ulmer, dated December 21, 1974, filed for record December 31, 1974 at 1:20 p.m., recorded in Book 225, Page 1822, aforesaid Records; as affected by that certain Quit Claim Deed from The Blount Co., Inc. of Hilton Head to Gloria H. Conrad and George Hamilton Herring, Jr., dated May 5, 1986, filed for record May 9, 1986 at 9:17 a.m., recorded in Book 448, Page 80, aforesaid Records; as further affected by that certain Quit Claim Deed from Hugh D. Ulmer a/k/a H.D. Ulmer to The Blount Co., Inc. of Hilton Head, dated April 4, 1985, filed for record May 9, 1986 at 9:17 a.m., recorded in Book 448, Page 72, aforesaid Records; as further affected by that certain Quit Claim Deed from Alan A. Ulmer, Jr. to The Blount Co., Inc. of Hilton Head, dated April 4, 1986, filed for record May 9, 1986 at 9:17 a.m., recorded in Book 448, Page 68, aforesaid Records; as further affected by that certain Quit Claim Deed from Charles A. Ulmer to The Blount Co., Inc. of Hilton Head, dated April 4, 1986, filed for record May 9, 1986 at 9:17 a.m., recorded in Book 448, Page 64, aforesaid Records; as further affected by that certain Quit Claim Deed from Hugh M. Ulmer to The Blount Co., Inc. of Hilton Head, dated April 4, 1986, filed for record May 9, 1986 at 9:17 a.m., recorded in Book 448, Page 60, aforesaid Records.

16.
Easement from H.D. Ulmer and Estate of Alan A. Ulmer to South Carolina Electric & Gas Company, a South Carolina corporation, dated December 2, 1969, filed for record January 2, 1970 at 9:00 a.m., recorded in Book 169, Page 237, aforesaid Records.

17.
Easement from Charles A. Ulmer to South Carolina Electric & Gas Company, a South Carolina corporation, dated December 2, 1969, filed for record January 2, 1970 at 9:00 a.m., recorded in Book 169, Page 236, aforesaid Records.

18.
Easement from C.E. Ulmer, Jr., H.D. Ulmer, Vera Ulmer, Alan A. Ulmer, Jr., C.A. Ulmer, Hugh M. Ulmer and Elizabeth Wyatt to Central Electric Power Cooperative, Inc., dated August 15, 1969, filed for record August 26, 1969 at 9:00 a.m., recorded in Book 166, Page 249, aforesaid Records.

19.
Easement from C.E. Ulmer, Jr., H.D. Ulmer and A.A. Ulmer to Palmetto Electric Cooperative, Ind., dated December 9, 1960, filed for record December 13, 1960 at 12:30 p.m., recorded in Book 104, Page 203, aforesaid Records.

20.	Easement from C.E. Ulmer to South Carolina Power Company, a corporation, dated July 21, 1937, recorded August 19, 1937, recorded in Book 54, Page 72, aforesaid Records.

EXHIBIT “B”
Permitted Title Exceptions
Page  of 8 of 17

21.
Those matters as disclosed by that certain survey entitled “A ALTA/ACSM Land Title Survey of Lots 2B and 2C, U.S. Highway 278,” prepared by Connor and Associates, Inc., stamped by Donald R. Cook, Jr., SCPLS No. 19010, dated May 13, 2002, as follows:

(A)	Non-Exclusive access easement located in the easterly corner of subject property;

(B)	Fifteen (15’) foot utility easement and sanitary sewer line crossing the southwesterly boundary line of subject property;

(C)	Fifty (50’) foot access easement and sanitary sewer line crossing the westerly boundary line of subject property; and

(D)	Fifty (50’) foot building setback lines along the Rights-of-Way of Highway 278 and Buckingham Plantation Road.

As to Parcel 6: Property located in Amarillo, Randall County, Texas

1.
Standby fees, taxes and assessments by any taxing authority for the year 2002, and subsequent years; and subsequent taxes and assessments by any taxing authority for prior years due to change in land use or ownership.

2.	Restrictive covenants described in instrument recorded in Volume 1486, Page 283, Deed Records of Randall County, Texas.

3.	A 30’ ingress-egress easement over the North property line of subject property, as shown on plat recorded in Volume 722, Page 463 of the Deed Records of Randall County, Texas.

4.	A 5’ utility easement over the East property line of subject property, as shown on plat recorded in Volume 722, Page 463 of the Deed Records of Randall County, Texas.

5.	Easement granted to Southwestern Public Service Company by instrument recorded in Volume 724, Page 517 of the Deed Records of Randall County, Texas.

6.
Utility easement granted by Haverty Furniture Companies, Inc. to Southwestern Public Service Company by instrument dated June 19, 1995, filed for record on December 12, 1995 and recorded in Volume 1667, Page 58 of the Deed Records of Randall County, Texas.

7.	Title to all oil, gas and minerals and other elements not constituting part of the surface estate in the above described property, together with all rights, privileges and immunities relating thereto.

EXHIBIT “B”
Permitted Title Exceptions
Page  of 9 of 17

Parcel 7: Property located in Austin, Williamson County, Texas

1.
Standby fees, taxes and assessments by any taxing authority for the year 2002 and subsequent years; and subsequent taxes and assessments by any taxing authority for prior years due to change in land usage or ownership.

2.	Restrictive covenants described in instrument recorded in Cabinet J, Slide 283-285, PLAT Records of WILLIAMSON County, Texas.

3.	Restrictive covenants described in instrument recorded in Cabinet M, Slide 397-400, PLAT Records of WILLIAMSON County, Texas.

4.	Restrictive covenants described in instrument recorded in Cabinet N Slide 1-4, PLAT Records of WILLIAMSON County, Texas.

5.	Restrictive covenants described in instrument recorded in Volume 1367, Page 456, OFFICIAL Records of WILLIAMSON County, Texas.

6.	Restrictive covenants described in instrument recorded in Volume 1852, Page 818, OFFICIAL Records of WILLIAMSON County, Texas.

7.
Restrictive covenants described in instrument cc# 9746336, OFFICIAL Records of WILLIAMSON County, Texas.  As further affected by Agreement Regarding Zoning Restrictions recorded in Volume 1371, Page 77, OFFICIAL Records of WILLIAMSON County, Texas.

8.	Restrictive covenants described in instrument cc# 9623409, OFFICIAL Records of WILLIAMSON County, Texas. As amended by Document No. 9646432, OFFICIAL Records of WILLIAMSON County, Texas.

9.	Restrictive covenants described in instrument cc# 9816808, OFFICIAL Records of WILLIAMSON County, Texas.

10.	Restrictive covenants described in instrument cc# 2000035521, OFFICIAL Records of WILLIAMSON County, Texas.

EXHIBIT “B”
Permitted Title Exceptions
Page  of 10 of 17

11.
Utility easement granted to the City of Austin and Williamson County by instrument dated April 27, 1987, recorded in Volume 1558, Page 621 of the Official Records of Williamson County, Texas, and as shown on the Plats recorded in Cabinet J, Slide(s) 283-285 and Cabinet M, Slide(s) 397-400 and Cabinet N, Slide(s) 1-4 of the Plat of Records of Williamson County, Texas.

12.
Drainage easement granted to Williamson County by instrument dated October 1, 1987, recorded in Volume 1590, Page 152 of the Official Records of Williamson County, Texas and as shown on the Plat(s) recorded in Cabinet J, Slide(s) 283-285 and Cabinet M, Slide(s) 397-400 and Cabinet N, Slide(s) 1-4 of the Plat Records of Williamson County, Texas.

13.
Building setback line 25 feet in width along the Pecan Park Boulevard frontage property line(s) as shown on the Plats recorded in Cabinet J, Slide(s) 283-285 and Cabinet M, Slide(s) 397-400 and Cabinet N, Slide(s) 1-4 of the Plat Records of Williamson County, Texas.

14.
Electric easement granted to Pedernales Electric Cooperative, Inc. by instrument dated May 8, 1995, recorded in Volume 2723, Page 896 of the Official Records of Williamson County, Texas and as shown on the Plat(s) recorded in Cabinet M, Slide(s) 397-400 and Cabinet N, Slide(s) 1-4 of the Plat Records of Williamson County, Texas.  Said easement partially released by instrument recorded in Document No. 2000018372 of the Official Public Records of Williamson County, Texas.

15.
Terms, provisions and conditions set out in that certain Assignment of Utility Improvements Agreement dated June 6, 1986, recorded in Volume 1371, Page 176 of the Official Records of Williamson County, Texas.

16.
Terms, provisions and conditions set out in that certain Amended and Restated Development and Roadway Construction Agreement for Phasing of the Lakeline Development Project dated June 3, 1987, recorded inn Volume 1578, Page 633, as amended by Substitution Agreement recorded under Document No. 9545257, as rerecorded under Document No. 9547139 of the Official Records, and as further affected by Amended and Restated Agreement Regarding Phasing Agreement recorded in Volume 1605, Page 716 of the Official Records of Williamson County, Texas.

17.
The terms, conditions and stipulations set out in that certain Agreement to Dedicate F.M. 620 Frontage and Utility Easements and to Cooperate in Connection with Development Matters dated June 6, 1986, recorded in Volume 1371, Page(s) 46 of the Official Records of Williamson County, Texas.,

EXHIBIT “B”
Permitted Title Exceptions
Page  of 11 of 17

18.
Terms, provisions and conditions set out in that certain Agreement Regarding Construction of Utilities dated June 6, 1986, recorded in Volume 1371, Page 142 of the Official Records of Williamson County, Texas.

19.
Terms, provisions and conditions set out in that certain Agreement Regarding Construction of Utilities dated June 6, 1986, recorded in Volume 1371, Page 129 of the Official Records of Williamson County, Texas.

20.
Terms, provisions and conditions set out in that certain Affidavit of Pollution Abatement Plant dated July 17, 1998, recorded under Document No. 9840880 of the Official Records of Williamson County, Texas.

21.
Assessments payable to Lakeline Business and Commercial Owners Association, Inc., as set forth and secured by a Vendor’s Lien retained in instrument(s) recorded under Document No. 9816808 of the Official Records of Williamson County, Texas.

22.	Subject property lines within the boundaries of Brushy Creek Water Control and Improvement District No. 1.

23.
A 328-square foot landscape and sign easement together with rights of access and to provide utilities thereto, as reserved in Special Warranty Deed dated March 23, 2000, recorded under Document No. 2000035520 of the Official Public Records of Williamson County, Texas.

24.
The terms, conditions and stipulations set out in that certain Covenants, Conditions and Restrictions Agreement-Reserve Tract 1-Lakeline Mall dated March 15, 2000, recorded under Document No. 2000035521 of the Official Public Records of Williamson County, Texas.

25.
One-fourth (1/4th) non-participating royalty interest in all oil, gas and other minerals reserved by Mitchel Wolf in instrument recorded in Volume 832, Page 838 of the Deed Records of Williamson County, Texas.

26.
Consequences, if any, arising due to 1) Concrete Detention Pond encroaching 5.7 feet onto subject property at east side of asphalt parking; 2) Water manhole, telephone box and transformer pad located outside of easement along west side of subject property; 3) transformer pads located outside of easement at south side of subject property; and 4) sewer manhole located outside of easement at east side of subject property, as shown on survey prepared by Thomas P. Dixon, RPLS No. 4324, dated June 17, 2002.

EXHIBIT “B”
Permitted Title Exceptions
Page  of 12 of 17

As to Parcel 8: Property located in Tyler, Smith County, Texas

1.
Standby fees, taxes and assessments by any taxing authority for the year 2002 and subsequent years; and subsequent taxes and assessments by any taxing authority for prior years due to change in land usage or ownership.

2.	Right of Way to Texas Power & Light Co. recorded in Volume 344, Page 519, Deed Records of Smith County, Texas.

3.	Right of Way to Gus W. Arnold recorded in Volume 1226, Page 239, Deed Records of Smith County, Texas.

4.	Easements as shown on plat of subdivision recorded in Cabinet C, Slide 118-B, Plat Records of Smith County, Texas.

5.	Easement to City of Tyler recorded in Volume 3747, Page 600, Land Records of Smith County, Texas.

6.	Terms, conditions and stipulations of Easement Agreement by and between Kevin P. Eltife and Haverty Furniture Companies, Inc., recorded in Volume 3617, Page 794, Land Records of Smith County, Texas.

7.	Easements set out in that certain Easement Agreement by and between Haverty Furniture Companies, Inc. and Kevin P. Eltife, recorded in Volume 3617, Page 802, Land Records of Smith County, Texas.

As to Parcel 9, Property located in Midlothian, Chesterfield County, Virginia

EXCEPTIONS AS TO TRACT ONE:
1.	Real Estate taxes accruing from the beginning of the second half of the fiscal year 2001-2002 and subsequent semi-annual payments not yet due and payable.

2.	Easement to Virginia Electric and Power Company as recorded in the Clerk’s Office of the Circuit Court of Chesterfield County, Virginia in Deed Book 253 at page 528.

3.	Easement to Virginia Electric and Power Company as recorded in the Clerk’s Office of the Circuit Court of Chesterfield County, Virginia in Deed Book 215 at page 269.

EXHIBIT “B”
Permitted Title Exceptions
Page  of 13 of 17

4.	Easement to Chesapeake and Potomac Telephone Company as recorded in the Clerk’s Office of the Circuit Court of Chesterfield County, Virginia in Deed Book 977 at page 349.

5.	Easement to Chesapeake and Potomac Telephone Company as recorded in the Clerk’s Office of the Circuit Court of Chesterfield County, Virginia in Deed Book 521 at page 174.

6.	Easement to Chesapeake and Potomac Telephone Company as recorded in the Clerk’s Office of the Circuit Court of Chesterfield County, Virginia in Deed Book 977 at page 300.

7.	Conditions and restrictions as contained in instrument recorded in the Clerk’s Office of the Circuit Court of Chesterfield County, Virginia in Deed Book 629 at page 180.

8.	Easement to Chesapeake and Potomac Telephone Company as recorded in the Clerk’s Office of the Circuit Court of Chesterfield County, Virginia in Deed Book 207 at page 52.

9.	Easement to Virginia Electric and Power Company as recorded in the Clerk’s Office of the Circuit Court of Chesterfield County, Virginia in Deed Book 520 at page 229.

10.	Easement to Virginia Electric and Power Company as recorded in the Clerk’s Office of the Circuit Court of Chesterfield County, Virginia in Deed Book 1831 at page 1984.

11.
Declaration and Easement Agreement by and between American Property Investors VIII, Frank L. Hereford and Beverly M. Hereford, Haverty Furniture Companies, Inc., John J. Dickinson and Kenneth L. Gray, Trustees, and Bank of Virginia recorded in Deed Book 1862 at page 634.  Amendment to Declaration and Easement Agreement recorded in Deed Book 2147 at page 509.

12.	Easement to Chesapeake and Potomac Telephone Company as recorded in the Clerk’s Office of the Circuit Court of Chesterfield County, Virginia in Deed Book 1866 at page 608.

13.	Water Easement Agreement recorded in Deed Book 3780 at page 357.

14.	Deed of Cross-Easement recorded in Deed Book 3832 at page 337.

15.	Water and Sewer Contract recorded in Deed Book 3849 at page 651.

16.	Physical survey dated May 1, 2002 prepared by Timmons discloses the following:

(A)	Encroachments of AC Unit and 2’ x 8’ frame shed from property adjoining on the west

EXHIBIT “B”
Permitted Title Exceptions
Page  of 14 of 17

17.                      Subdivision plat recorded in Plat Book 33 at pages 62 and 63 shows:

(A) 13’x16’ C&P Telephone Company right of way

EXCEPTIONS AS TO TRACT TWO:
1.	Real Estate taxes accruing from the beginning of the second half of the fiscal, year 2001-2002 and subsequent semi-annual payments not yet due and payable.

2.	Easement to Chesapeake and Potomac Telephone Company as recorded in the Clerk’s Office of the Circuit Court of Chesterfield County, Virginia in Deed Book 207 at page 52.

3.
Conditions and restrictions as contained in instrument recorded in the Clerk’s Office of the Circuit Court of Chesterfield County, Virginia in Deed Book 551 at page 336, in Deed Book 557 at page 148, and in Deed Book 524 at page 459.

4.	Cross-Easement Agreement recorded in Deed Book 3832 at page 337.

5.	Easement to Virginia Electric and Power Company as recorded in the Clerk’s Office of the Circuit Court of Chesterfield County, Virginia in Deed Book 3832 at page 348.

6.	Sewer Easement Agreement with the County of Chesterfield recorded in Deed Book 3861 at page 533.

7.	Water and Sewer Contract recorded in Deed Book 3849 at page 651.

As to Parcel 10: Property located in Newport News, Virginia

1.	Real Estate taxes accruing from the beginning of the second half of the fiscal year 2001-2002 and subsequent semi-annual payments not yet due and payable.

2.	Storm water taxes.

EXHIBIT “B”
Permitted Title Exceptions
Page  of 15 of 17

3.	Easement to Virginia Electric and Power Company as recorded in the Clerk’s Office of the Circuit Court of the City of Newport News, Virginia in Deed Book 1182, at page 1729.

4.	Easement to Virginia Electric and Power Company as recorded in the Clerk’s Office of the Circuit Court of the City of Newport News, Virginia in Deed Book 1162, at page 1522.

5.	Easement to the Commonwealth of Virginia recorded in Deed Book 1177 at page 869, and shown in State Highway Plat Book 9 at pages 257 through 260.

6.	Variable with private drainage easement located along northern boundary line as shown on plat recorded in Deed Book 1150 at page 1471.

7.	Fifteen (15) foot VEPCO easement as shown on the subdivision plat recorded in Deed Book 1150 at page 1471

8.	Rights of others entitled thereto in and to the access easement recorded in Deed Book 1395 at page 68.

9.	Easement to Virginia Electric and Power Company as recorded in the Clerk’s Office of the Circuit Court of the City of Newport News, Virginia in Deed Book 1410 at page 2214.

10.	Easement for Water Pipeline recorded in Deed Book 1412 at page 2129.

11.	Exception is taken to the following matters affecting Parcel 2B-1 as shown on the Lawson Plat recorded in Deed Book 1394 at page 1768:

A.	Fifteen-foot sanitary sewer easement
B.	Portion of twenty-four foot easement for ingress, egress and utilities
C.	Portion of fifty-foot ingress and egress easement
D.	Fifty (50) foot Minimum building setback line
E.	Fifteen (15) foot drainage easement, the center line of which is the northerly boundary line of the property

EXHIBIT “B”
Permitted Title Exceptions
Page  of 16 of 17

F.	Additional drainage easement along the northern property line
G.	Ten (10) foot drainage easement along the northern lot line, centerline is property line

H.	Newport News (23’ x 25’ waterworks easement)
I.	Fifteen (15) foot Virginia Power Easement
THE FOLLOWING AFFECT EASEMENTS AND ACCESS EASEMENT WITHIN “FRONTAGE DRIVE” ONLY DESCRIBED AS APPURTENANT IN EXHIBIT A HEREOF:

12.	Reservation of storm drainage easement and fifteen-foot sewer easement in Deed Book 1153 at page 619.

13.	Easement to Virginia Electric and Power Company as recorded in the Clerk’s Office of the Circuit Court of the City of Newport News, Virginia in Deed Book 1182, at page 1726.

14.	Easement of variable width along the south side property line for drainage, as shown on the subdivision plat recorded in Deed Book 1150 at page 1471.

15.	Building setback lines as shown on the recorded plat of the subdivision are as follows: thirty (30) foot.

16.	Easement ten feet in width along and two feet from the north side property line for sanitary sewer, as shown on the recorded plat of subdivision.

17.	Rights of others entitled thereto in and to the use of the non-exclusive appurtenant easements described in Exhibit “A.”

As to Parcel 11:  Property located in Virginia Beach, Virgnia

1.	Real Estate taxes accruing from the beginning of the first half of the fiscal year 2002-2003 and subsequent semi-annual payments not yet due and payable.

2.	Storm water taxes.

3.	Easement to Virginia Electric and Power Company as recorded in the Clerk’s Office of the Circuit Court of the City of Virginia Beach, Virginia in Deed Book 1115, at page 613.

EXHIBIT “B”
Permitted Title Exceptions
Page  of 17 of 17

4.	Right of Way Agreements with the Commonwealth of Virginia recorded in Deed Book 648 at page 206 and in Deed Book 2789 at page 1264.

5.	Permanent Drainage Easement along Virginia Beach Boulevard as shown on the recorded plat of Subdivision and in State Highway Plat Book 7 at page 180.

6.	Easement to Virginia Electric and Power Company as recorded in the Clerk’s Office of the Circuit Court of the City of Virginia Beach, Virginia in Deed Book 3530, at page 1250.

7.	Three (3) foot by eight (8) foot drainage easement affecting northeastern corner of property as shown in Map Book 179 at page 53.

8.	Rights of others entitled thereto in and to the easements as set out in Deed Book 4200 at page 1730.

9.
Easement to Virginia Electric and Power Company as recorded in the Clerk’s Office of the Circuit Court of the City of Virginia Beach, Virginia in Deed Book 2791, Page 414, and shown in State Highway Plat Book 7 at page 180.

EXHIBIT "C"
Lease Agreement

[see attached]

EXHIBIT "D-1"
Form of Opinion of Smith, Gambrell & Russell, LLP

EXHIBIT "D-2"
Form of Opinion of Havertys Local Counsel

EXHIBIT "E"
Form of Opinion of Dewey Ballantine, LLP